CONFIDENTIAL | PRELIMINARY DRAFT SUBJECT TO MATERIAL REVISION

January 2024

Confidential Treatment Requested on 3 pages,
confidential information filed separately with the SEC

Houlihan Lokey

Project Beacon

Preliminary Discussion Materials for the Special Committee of the Board of Directors of Doma Holdings, Inc.

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Executive Summary

Situation Overview	• Centerbridge's initial offer to purchase underwriter business has prompted the Company to discuss the potential debt concessions that would be needed with its current debt provider, Hudson Structured Capital Management ("Hudson") to enable a transaction. Upon discussion, Hudson has come forth with a proposal to the Company
	• Hudson's proposal provides RemainCo $30M of new money while creating a debt-free entity at a pre-money valuation of $150M - $170M:
	  • With a reduced cost structure and capital investment from Hudson and Centerbridge, RemainCo could be cash positive into the foreseeable future under the upside, base, and adverse cases
	  • Compared to current market capitalization of ~$63M, and assuming a ~$200M post-money valuation for RemainCo, current Doma shareholders would see an increase in value-per-share of 150%, even adjusted for the additional dilution of new capital being invested into the company as part of the transaction proposed(1)
	  • In this scenario, RemainCo would remain publicly traded. For the company to be taken private alongside or immediately preceding/following this transaction, significant outside investment in addition to Hudson and Centerbridge would be required to leave RemainCo with sufficient cash post-take-private to execute the planned go-forward strategy

Management Views & Recommendations	• Continue to negotiate with Hudson while proceeding with the following in parallel:
	  • Negotiate more favorable debt terms and/or an alternative transaction to ensure RemainCo has adequate cash runway even in a downside scenario and very little debt / preferred sitting in front of common
	  • Further discuss, negotiate, and review Centerbridge's proposal to purchase the underwriter or, if available, take-private proposal of the Company
	  • Approach Lennar and confirm its participation in go-forward path (as proposed by Centerbridge, this is a condition precedent to a transaction with Centerbridge at present)
	• Formalize investment interest from other parties who have committed to provide feedback this week
	• Continue identifying and evaluating alternative proposals

Alternative Proposals	• Upon gathering any new proposal(s), management will re-convene a meeting with the Special Committee to determine response and next steps

(1) Assumes midpoint of Hudson's pre-money range with post-money including $20M of common investment and $20M of preferred investment converted to common at same valuation

Review of Centerbridge Proposals – NO CHANGE FROM PRIOR UPDATE

	Initial Proposal (Title Resources Group / Centerbridge)	*Counter Proposal* (doma)	*Second Proposal* (Title Resources Group / Centerbridge)
Upfront Purchase Price	• $105.0M (or $115.0M of debt assumption)	• $125.0M ($115.0M of debt assumption)	• $115.0M Hudson debt assumed at 11.25% rate (5% cash and rest PIK) due in 5yrs
Excess Policy Holder Surplus	• [$30.0M], distributed at close • Assumed $55.0M 2023E surplus, with $25.0M retained • ~12.3x GWP / Surplus = Title Resource Group 2023 Q2 leverage	• $35.0M, distributed at close • Assumed $55.0M 2023E surplus, with $20.0M target set (14.7x 2023E GWP / Surplus)	• Remaining surplus after distro is the greater of (a) $20.0M or (b) amount required by regulators/ratings • However, the maximum surplus distribution is $35.0M ($55.0M - $20.0M) (Does not include net income from sign to close)

Total Upfront Consideration	• $135.0 – $145.0M
	  • 2023E: 13.2x – 14.2x (EBITDA); 2.5x – 2.6x (Surplus)
	  • 2024E: 8.2x – 8.8x (EBITDA)
		• $160.0 – $173.9M (10.0% equity roll)
		  • 2023E: 15.7x – 17.1x (EBITDA); 2.9x – 3.2x (Surplus)
		  • 2024E: 9.7x – 10.5x (EBITDA)
			• $160.0M, of which $35.0M is excess regulatory cash and $10.0M Pref in RemainCo

At-Risk Consideration	• $25.0M in total earnout
	  • 2024E : $15.0M ; payable in Q1 2025E
	  • 2025E : $10.0M ; payable in Q1 2026E
	  • Contingent on achieving forecasted net written premiums less claims in '24E and '25E
		• $35.0M in earnout; add'l equity roll at ~$18.0M
		  • 2024E : $15.0M; payable in Q1 2025E
		  • 2025E : $20.0M; payable in Q1 2026E
		• Doma equity roll adds value to overall Title Resource Group story on tech differentiation and further aligns interest
			• #1: $15.0M on 2024 forecast net premiums minus claims
			• #2: $15.0M on 2025 forecast net premiums minus claims

Total Consideration	• $160.0 – $170.0M total consideration
	  • 2023E: 15.7x – 16.7x (EBITDA); 2.9x – 3.1x (Surplus)
	  • 2024E: 10.1x – 10.8x (EBITDA)
		• $195.0 – $212.8M (10.0% equity roll)
		  • 2023E: 19.1x – 20.9x (EBITDA); 3.5x – 3.9x (Surplus)
		  • 2024E: 11.8x – 12.9x (EBITDA)
			• $180.0M total consideration
			• Same as original proposal

Partnerships	• Lennar to invest 10.0% stake in Title Resource Group; common equity purchase or share swap • Title Resource Group to work with Doma to support Upfront Title product	• New Doma partnership and equity interest • Doma to provide revenue share / commercial relationship with Underwriter to participate in upside	• Same as original proposal, with a few additions: • Lennar to receive Title Resource Group board seat • Title Resource Group to invest up to $10.0M in the Doma preferred equity at TBD terms • Doma to consider a primary equity investment in Title Resource Group at the HSoA valuation up to a TBD cap
Other	• 1 month exclusivity, sign before year-end 2023 • Customary TSA	• Cost Synergies potentially $10.0M + in value • Potential sale of entire business alternative	• 30 days exclusivity • Customary TSA

Subject to discussion (red box) *Favorable terms* (green box)

Overview of Hudson Proposal

HUDSON STRUCTURED

Cash at Close	• $75 million of cash at closing to pay-down debt at par
Debt Assumed from Buyer	• $35 million of debt assumption by Centerbridge, with terms as follows: • Subject to the same terms as current indebtedness with Hudson • Maturing in 2026
Cash from Earnouts	• $50 million of cash via earnouts to be paid no later than 24 months from transaction closing • Subject to Hudson's review of contingencies on earnouts • Senior to any other outstanding claims • Company hopes to negotiate this down to no more than $46 million which is the full quantum of earnouts
Conversion to Preferred	• $5 million of outstanding debt converted to Preferred investment in RemainCo. • Subject to the same terms as Series A Preferred Stock (see below)
Common Stock Investment	• $15 million new money investment in common stock at $150-$170 million pre-money valuation
Series A Preferred Stock Investment in RemainCo – Illustrative Summary Terms	• $15 million new money investment in Series A Preferred Stock (along with $5 million debt converted into Preferred A Stock as mentioned above): • Liquidation: 1x non-participating preference • Dividends: 6.0%, payable if and when declared by the Board • Conversion to Common Stock: At holder's option and automatically on (i) IPO or (ii) approval of a majority of Preferred Stock at initial ratio 1-to-1, subject to standard adjustments • Board seat: Need to discuss full board composition • Other: • 30-day no-shop period • Required additional capital raise of minimum $10 million from other investors alongside lead investor (likely Centerbridge assuming 50/50 common/preferred investment)

Note: Offer dependent on sale of underwriter business

Doma's RemainCo Pro-Forma for Underwriter Sale as a Public Company

	Upside - Public			Base - Public			Adverse - Public		
	2024E	2025E	2026E	2024E	2025E	2026E	2024E	2025E	2026E
Operating Assumptions									
Revenue									
Traditional Enterprise	100%	100%	100%	80%	80%	80%	100%	100%	100%
Title Innovation	100%	100%	100%	80%	80%	80%	0%	50%	50%
Enterprise Tech Variable Expenses									
Labor	100%	100%	100%	80%	80%	80%	60%	60%	60%
Non-Labor	100%	100%	100%	80%	80%	80%	60%	60%	60%
CAC	100%	100%	100%	80%	80%	80%	60%	60%	60%
Provisions	100%	100%	100%	80%	80%	80%	60%	60%	60%

$ millions

2026E Operating Metrics	Upside - Public	Base - Public	Adverse - Public
RP&F	$76.4	$61.2	$40.0
Gross Margin	56.5%	56.6%	50.2%
Adjusted EBITDA	$7.2	($0.7)	($14.6)
EBITDA Margin	9.4%	(1.1%)	(36.5%)

Cash Position	Upside - Public	Base - Public	Adverse - Public
Cash Ending Balance Post Close (Q2 2024E)	$60.8	$60.8	$60.8
Cash Ending Balance 2026E	$39.7	$26.3	$0.9
Last Quarter of Positive Cash	N.A.	N.A.	N.A.
Cash Constraint	No Cash Constraints	No Cash Constraints	No Cash Constraints
2026E Preferred Equity Balance (1)	$29.0	$29.0	$29.0

(1) Assumes 6.0% of PIK. Dilution to common equity depends on preferred equity conversion rate

Doma's RemainCo Pro-Forma for Underwriter Sale as a Private Company

Illustrative Scenario – No full acquisition offers received to date

	Upside - Private			Base - Private			Adverse - Private		
	2024E	2025E	2026E	2024E	2025E	2026E	2024E	2025E	2026E
Operating Assumptions									
Revenue									
Traditional Enterprise	100%	100%	100%	80%	80%	80%	100%	100%	100%
Title Innovation	100%	100%	100%	80%	80%	80%	0%	50%	50%
Enterprise Tech Variable Expenses									
Labor	100%	100%	100%	80%	80%	80%	60%	60%	60%
Non-Labor	100%	100%	100%	80%	80%	80%	60%	60%	60%
CAC	100%	100%	100%	80%	80%	80%	60%	60%	60%
Provisions	100%	100%	100%	80%	80%	80%	60%	60%	60%

$ millions

2026E Operating Metrics	Upside - Private	Base - Private	Adverse - Private
RP&F	$76.4	$61.2	$40.0
Gross Margin	56.5%	56.6%	50.2%
Adjusted EBITDA	$11.6	$3.7	($10.2)
EBITDA Margin	15.2%	6.0%	(25.5%)

Cash Position	Upside - Private	Base - Private	Adverse - Private
Cash Ending Balance Post Close (Q2 2024E)	$30.7	$30.7	$30.7
Cash Ending Balance 2026E	$20.7	$7.4	($18.1)
Last Quarter of Positive Cash	N.A.	N.A.	Q3 2025E of $736k
Cash Constraint	No Cash Constraints	No Cash Constraints	~15 months of runway (1)
2026E Preferred Equity Balance (2)	$49.4	$49.4	$49.4

Note: Illustrative take private scenario shown in more detail on page 11

(1) An additional $3.2 million is needed for 18 months of runway, leaving a $0 cash balance at the end of Q4 2025E

(2) Assumes 6.0% of PIK. Dilution to common equity depends on preferred equity conversion rate

Additional Considerations

*Confidential treatment requested

Lennar Considerations for Underwriter Sale

- Centerbridge proposed Lennar take a 10% stake in TRG either through a ~$40M cash investment or a combination of share swap and cash investment
- Lennar has provided verbal confirmation that, subject to operational and financial due diligence on TRG, Lennar will not unreasonably deny the request to make an investment in TRG in accordance with proposed terms
- Need to determine when to probe Lennar for a potential acquisition of the entire company

Additional Capital Needed in Illustrative Take Private[1]

- Potential additional capital raise and its sources in Hudson sponsored take private

($ in millions)	Preferred Equity	Common Equity	Total Investment
[redacted]	$5.0	$5.0	$10.0
[redacted]	$5.0	$5.0	$10.0
[redacted]	$2.5	$2.5	$5.0
[redacted]	$2.5	$2.5	$5.0
[redacted]	$2.5	$2.5	$5.0
[redacted]	$2.5	$2.5	$5.0
[redacted]	$2.5	$2.5	$5.0
Total	**$22.5**	**$22.5**	**$45.0**

Illustrative Legal Sequencing of a Take Private

Step	Tender Offer	Exchange Offer without SEC Review	Exchange Offer with SEC Review
Sign merger agreement and announce transaction	T + 0 weeks	T + 0 weeks	T + 0 weeks
Execute Go-shop Process	T + ~4 weeks	T + ~4 weeks	T + ~4 weeks
File exchange offer materials (including Form S-4 / Form F-4) with the SEC / File tender offer materials	T + ~2 weeks	T + ~3 weeks	T + ~3 weeks
Launch exchange offer / tender offer	T + ~2 weeks	T + ~3 weeks	T + ~3 weeks
Receive SEC review/no-review notification within 10 days after filing		T + ~4.5 weeks	T + ~4.5 weeks
Close tender offer (no earlier than 20 business days after tender offer launch)	T + ~6 weeks		
Close short-form merger immediately after the tender offer closes	T + ~6 weeks		
Respond to SEC comments and file amended materials			T + ~8 weeks
SEC concludes review and declares Form S-4 / Form F-4 effective			T + ~9-11 weeks
Close exchange offer upon conclusion of SEC review and declaration of Form S-4 / Form F-4 effectiveness		T + ~5 weeks	T + ~9-11 weeks
Close short-form merger immediately after the exchange offer closes		T + ~7 weeks	T + ~9-11 weeks
Total time elapsed	**Approx. 6 weeks**	**Approx. 7 weeks**	**Approx. 9-11 weeks**

(1) *Assumes top three shareholders roll 50% of their equity and a control premium of 40% is paid on current market cap*

Appendix

Hudson Debt Restructure and Investment – Sources and Uses

*Confidential treatment requested

Assumptions

- Company remains public after capital raise
- Hudson Debt is completely restructured through a combination of transfer, cash payment, conversion, and promise of earnout payment

$ millions

Sources	
DTI Dividend	$35.0
Cash at Close	75.0
Debt Assumed by Buyer	35.0
Cash from Earnouts	50.0
Common Equity	20.0
Preferred Equity	25.0
Total Sources	**$240.0**

Uses	
Debt Restructure	165.0
Cash on Balance Sheet	65.0
Transaction Fees	10.0
Total Uses	**$240.0**

Sources and Uses Detailed

Sources Detailed	
DTI Dividend	$35.0
Cash at Close	75.0
Debt Assumed by Buyer	35.0
Cash from Earnouts	50.0
Common Equity	
[redacted]	$15.0
	5.0
	-
	-
	-
	-
	-
	-
	-
	-
Subtotal	**$20.0**
[redacted]	*$15.0*
Additional Investors	*$5.0*
Preferred Equity	
[redacted]	$20.0
	5.0
	-
	-
	-
	-
	-
	-
	-
	-
Subtotal	**$25.0**
[redacted]	*$20.0*
Additional Investors	*$5.0*
Total Sources	**$240.0**

Uses Detailed	
Debt Restructure	
Cash at Close	$75.0
Debt Assumed by Buyer	35.0
Cash from Earnouts	50.0
Debt Converted to Preferred	5.0
Subtotal	**$165.0**
Transaction Fees	10.0
Cash on Balance Sheet	65.0
Total Uses	**$240.0**

Illustrative Take Private Scenario Sponsored by Hudson Restructure – Sources and Uses

Assumptions

- Top three shareholders roll 50.0% of equity
- 40.0% control premium paid as of close 01/02/2024
- Hudson Debt is completely restructured through a combination of transfer, cash payment, conversion, and promise of earnout payment

$ millions

*Confidential treatment requested

Sources	
DTI Dividend	$35.0
Cash at Close	75.0
Debt Assumed by Buyer	35.0
Cash from Earnouts	50.0
Common Equity	37.5
Preferred Equity	42.5
Total Sources	**$275.0**

Uses	
Exis ing Shareholders (ex. shareholder roll)	$65.1
Debt Restructure	165 0
Cash on Balance Sheet	34 9
Transaction Fees	10 0
Total Uses	**$275.0**

Sources and Uses Detailed

Sources Detailed	
DTI Dividend	$35.0
Cash at Close	75.0
Debt Assumed by Buyer	35.0
Cash from Earnouts	50.0
Common Equity	
[redacted]	$15.0
	5.0
	5.0
	2.5
	2.5
	2.5
	2.5
	2.5
	-
	-
Subtotal	$37.5
[redacted]	*$15 0*
Additional Investors	*$22.5*
Preferred Equity	
[redacted]	$20.0
	5.0
	5.0
	2.5
	2.5
	2.5
	2.5
	2.5
	-
	-
Subtotal	$42.5
[redacted]	*$20 0*
Additional Investors	*$22.5*
Total Sources	**$275.0**

Uses Detailed	
[redacted]	[redacted]
Subtotal	[redacted]
Exis ing Shareholders Payout	
Len X, LLC	$10.6
Simkoff, Maxwell (Founder, CEO & Director)	6.1
Foundation Capital, LLC	5 8
StepStone Group LP (NasdaqGS:STEP)	3 9
The Vanguard Group, Inc.	3.4
Other Shareholders	35 3
Subtotal	**$65.1**
Assumes a $87 8 million equity value, implying a 40.0% premium as of 01/03/2024	
Debt Restructure	
Cash at Close	$75 0
Debt Assumed by Buyer	35 0
Cash from Earnouts	50 0
Debt Converted to Preferred	5 0
Subtotal	**$165.0**
Transaction Fees	10 0
Cash on Balance Sheet	34 9
Total Uses	**$275.0**

Houlihan Lokey

CORPORATE FINANCE

FINANCIAL RESTRUCTURING

FINANCIAL AND VALUATION ADVISORY

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